Exhibit 99.1
GLOBAL TRAFFIC NETWORK ANNOUNCES SETTLEMENT IN FULL OF UK ACQUISITION EARN-OUT
NEW YORK, Jul 23, 2009 (BUSINESS WIRE) — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the U.S., today announced that it has extinguished its contingent payment obligation to UBC Media plc with regard to its previous acquisition of UBC’s Commercial Division, since renamed Global Traffic (UK) Commercial Limited. Under the agreement, which has an effective date of July 1, 2009, the Company will make a net payment of approximately £1.9 million and will transfer the assets of the Company’s Intamedia division, which provides sponsorship & promotion and radio marketing services, to UBC. The Company also granted UBC and its Chief Executive, Simon Cole, a limited release from their non-compete with regards to the Intamedia business line only.
William L. Yde III, the Company’s Chairman, President and Chief Executive Officer, commented, “We believe it is in our shareholders’ best interest to eliminate the uncertainty of the earn-out and expect our decision to buy-out the contingent payment early will generate future shareholder value in excess of the current consideration paid. The radio traffic business was the driving force behind the acquisition, with the sponsorship & promotion and radio marketing business being ancillary and not material to our long term plans and goals. In addition, we believe we are settling this potential liability at a historically favorable exchange rate. We would like to thank the Intamedia staff for their efforts on our behalf and wish them the best of luck in their ‘new old’ home.”
On March 1, 2009, the Company’s U.K. subsidiary acquired the share capital of The Unique Broadcasting Company for a closing date purchase price of £9 million (approximately $13.1 million at Closing) and three additional potential earn-out payments based on the financial performance of the acquired business during the 2009, 2010 and 2011 calendar years. For 2009, UBC would have been entitled to £1 million if the acquired business generates 2009 revenue of at least £11.0 million, and would have been entitled to additional payment amounts, up to a maximum of £5.5 million, based on a graduated schedule of 2009 revenue ranging from £11 million to £13.6 million. For 2010 and 2011, UBC would have been entitled to receive 50% of the amount by which revenue from the acquired business exceeds £12 million or £12.5 million, respectively. All three of the potential earn-out payments have now been satisfied and the Company has no future liability to UBC Media with regards to earn-out payments.
About Global Traffic Network, Inc.
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates eight traffic networks in Canada and has recently acquired the largest traffic network in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network, Inc. with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of -pocket costs when contracting to use Global Traffic Network, Inc.’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com.
This press release contains statements that constitute forward-looking statements.These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
SOURCE: Global Traffic Network, Inc.